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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

                                 COMPANY CONTACTS:                John A. Spears
                                                                 President & CEO
                                                                       Jim Mirto
                                                         Chief Operating Officer
                                                                   NOVAVAX, INC.
                                                                    301-854-3900

                                 INVESTORS/MEDIA:      Olga Fleming/Lisa Bradlow
                                                         SHANDWICK INTERNATIONAL
                                                                    646-658-8000

        NOVAVAX CLOSES $25 MILLLION CONVERTIBLE DEBENTURE FINANCING FROM
                           KING PHARMACEUTICALS, INC.
               - NOVAVAX AND KING TO COLLABORATE ON HPV VACCINES -

COLUMBIA, MD, DECEMBER 20, 2000 - NOVAVAX, INC. (AMEX: NOX), today announced that KING PHARMACEUTICALS, INC. (NYSE: KG) has agreed to make a $25 million convertible debenture investment in Novavax. The note is convertible into Novavax Common Stock at $10.00, an 18% premium to a 20 day trading average prior to closing. The note carries a 4% coupon payable semi-annually in cash and stock. As part of the transaction, Novavax received $20 million on December 19, 2000 and will receive an additional $5 million when Novavax files a New Drug Application for its topical transdermal estrogen replacement therapy, ESTRASORB(TM), expected to be filed in the first half of 2001. Novavax used a portion of the funds to complete its acquisition of Fielding Pharmaceutical Company, previously announced in October 2000 and will use the balance for general operating purposes.

John A. Spears, President and Chief Executive Officer of Novavax, stated, "We are very pleased that King is making an investment in Novavax at this time. We have collaborated with King on several projects over the last several years and they have been an excellent corporate partner. This transaction confirms my belief that it has been and will continue to be, a mutually beneficial relationship. This is the first significant investment in Novavax by a major pharmaceutical company. The financing allowed us to close the Fielding acquisition, which provides Novavax a proven 60 member sales force with an established reputation within the obstetrical and gynecological community and a robust sales and distribution infrastructure."

Novavax also announced that it has granted King an exclusive license to use its proprietary cell line to develop and potentially commercialize recombinant human papillomavirus (HPV) virus-like particle (VLP) vaccines. Novavax and King are currently working together on manufacturing HPV-16 VLP vaccines being evaluated by the National Cancer Institute in clinical trials. The vaccines are designed to prevent and/or treat HPV-16 infection and associated cervical cancer. The recombinant HPV-16 VLP vaccines were developed originally by Drs. Douglas Lowy and John Schiller of the Laboratory of Cellular Oncology at the NCI. The HPV-16 VLP vaccines were developed further and manufactured as experimental clinical vaccines by Dr. Robin Robinson of Novavax's Biomedical Service Division. In September 2000, Novavax received a contract from the NCI to manufacture the HPV-16 L1 VLP vaccine for a large scale clinical efficacy trial. The product will be manufactured at King's Parkedale facility in Michigan utilizing Novavax and Parkedale personnel.

                                     -MORE-


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John M. Gregory, Chairman and Chief Executive Officer of King, stated, "We are excited to officially join forces with Novavax in the development of HPV vaccine which, if successful, could provide an important breakthrough in the prevention and/or treatment of HPV-induced cervical cancer. The Centers for Disease Control and Prevention recently reported that nearly 18% of American women and 8% of American men carry this strain of human papillomavirus which causes approximately half of all cases of cervical cancer."

King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King seeks to capitalize on niche opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King's strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

Novavax, Inc. is a biopharmaceutical drug delivery company engaged in the research and development of differentiated drug products primarily in the fields of women's health and infectious diseases. The Company is applying its proprietary lipid vesicle encapsulation technologies, including Novasome(R) lipid vesicles and micellar nanoparticles, to develop product candidates for the topical and oral delivery of generic and non-generic drugs, peptides, proteins and oligonucleotides. The Company's Novasome technology is also being developed as an adjuvant delivery system for enhanced vaccine efficacy. Novavax's Biomedical Services Division is engaged in contract research and development and Phase I/II vaccine manufacturing of human vaccines for government laboratories and other vaccine companies.



Statements made in this press release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company's SEC report on Form 10K for the year ended December 31, 1999 incorporated herein by reference. Statements made herein should be read in conjunction with the company's Form 10K. Copies of these filings may be obtained by contacting the company at 8320 Guilford Road, Columbia, MD 21046 Tel 301-854-3900 or the SEC.